Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Third Amended and Restated 2007 Stock Option and Incentive Plan of Insulet Corporation of our reports dated February 26, 2015, with respect to the consolidated financial statements and schedules of Insulet Corporation and the effectiveness of internal control over financial reporting of Insulet Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
November 24, 2015